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                                                                EXHIBIT 12(C)(1)



    THE COMBINED CLEVELAND ELECTRIC ILLUMINATING AND TOLEDO EDISON COMPANIES



 COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED AND
                           PREFERENCE STOCK DIVIDENDS


                             (Pre-Income Tax Basis)
                             (Thousands of Dollars)

     Statement Setting Forth Computations Showing Satisfaction of the Requirements Specified in Regulation S-K, Item 503(d):


                                                          YEAR ENDED DECEMBER 31,                          9 MONTHS     9 MONTHS
                                    -------------------------------------------------------------------      ENDED        ENDED
                                       1989          1990          1991          1992          1993         9/30/93      9/30/94
                                    ----------    ----------    ----------    ----------    -----------    ---------    ---------
Net Income (Loss).................. $  330,919    $  323,752    $  295,771    $  275,616    $  (876,422)   $135,507     $217,842
  Add
    Federal Income Taxes Expense
      (Credit).....................    193,651       107,877       168,130       128,532       (387,445)     52,521       98,964
    Interest (a)...................    419,765       421,487       404,858       381,601        373,700     276,930      278,310
    Provision for Interest Element
      of Rentals (b)...............    207,638       204,703       205,839       197,586        193,396     144,887      142,202
                                    ----------    ----------    ----------    ----------    -----------    ---------    ---------
         Total Earnings............ $1,151,973    $1,057,819    $1,074,598    $  983,335    $  (696,771)   $609,845     $737,318
                                    ==========    ==========    ==========    ==========    ===========    ==========   ==========
Fixed Charges and Preferred and
  Preference Stock
Dividends (pre-income tax basis)
  Dividends accrued................ $   65,617    $   61,841    $   60,649    $   64,507    $    67,132    $ 50,181     $ 49,654
  Less portion of 4 1/4% preferred
    dividends which are tax
    deductible.....................        280           280           280           280            272         210          204
                                    ----------    ----------    ----------    ----------    -----------    ---------    ---------
                                    $   65,337    $   61,561    $   60,369    $   64,227    $    66,860    $ 49,971     $ 49,450
  Ratio of income before taxes to
    income (c).....................       1.59          1.33          1.57          1.47           1.44        1.39         1.45
                                    ----------    ----------    ----------    ----------    -----------    ---------    ---------
  Above total adjusted to
    requirement before federal
    income taxes...................    103,886        81,876        94,779        94,414         96,278      69,460       71,703
  Portion of 4 1/4% preferred
    dividends which are tax
    deductible.....................        280           280           280           280            272         210          204
  Fixed Charges....................    627,403       626,190       610,697       579,187        567,096     421,817      420,512
                                    ----------    ----------    ----------    ----------    -----------    ---------    ---------
         Total Fixed Charges and
           Preferred and Preference
           Stock Dividends......... $  731,569    $  708,346    $  705,756    $  673,881    $   663,646    $491,487     $492,419
                                    ==========    ==========    ==========    ==========    ===========    ==========   ==========
Ratio of Earnings to Fixed Charges
  and Preferred and Preference
  Stock Dividends
  (pre-income tax basis)...........       1.57          1.49          1.52          1.46          (1.05)       1.24         1.50
                                    ==========    ==========    ==========    ==========    ===========    ==========   ==========


- ---------------

(a) Includes interest on first mortgage bonds, bank loans, commercial paper, pollution control notes, and other interest included in operation expenses; amortization of net premium, discount and expense on debt; and capitalized interest on nuclear fuel lease obligations.

(b) Includes the interest component of Beaver Valley and Bruce Mansfield sale and leaseback rentals, leased nuclear fuel in the reactor, and other miscellaneous rentals.

(c) Computation of ratio of income before taxes to income:


  Income (Loss).................... $  330,919    $  323,752    $  295,771    $  275,616    $  (876,422)   $135,507     $217,842
  Federal income tax expense
    (credit).......................    193,651       107,877       168,130       128,532       (387,445)     52,521       98,964
                                    ----------    ----------    ----------    ----------    -----------    ---------    ---------
  Income (Loss) before taxes....... $  524,570    $  431,629    $  463,901    $  404,148    $(1,263,867)   $188,028     $316,806
                                    ==========    ==========    ==========    ==========    ===========    ==========   ==========
  Ratio of income before taxes to
    income.........................       1.59          1.33          1.57          1.47           1.44        1.39         1.45
                                    ==========    ==========    ==========    ==========    ===========    ==========   ==========